INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement of Arizona Instrument Corporation on Form S-8 of our report dated March 13, 1996, except for Note C, as to which the date is March 26, 1996, appearing in the Annual Report on Form 10-KSB of Arizona Instrument Corporation for the year ended December 31, 1995.



DELOITTE & TOUCHE LLP

Phoenix, Arizona
July 31, 1996